Other information
Unaudited
Change in Independent Registered Public Accountant

On April 28, 2008, the John Hancock Rainier Growth Fund (the Fund) acquired substantially all the assets and liabilities of the Rainier Large Cap Growth Equity Portfolio (the Predecessor Fund) in exchange for Class A and I shares of the Fund. The reorganization was accounted for as a tax-free exchange and, accordingly, the basis of the assets of the Fund reflected the historical basis of the assets of the Predecessor Fund as of the date of the reorganization. For financial reporting purposes, the accounting and performance history of the Predecessor Fund, including the Original and Institutional shares of the Predecessor Fund that were redesignated as Class A and I of the Fund, respectively, are reflected in the Fund’s financial statements and financial highlights. PricewaterhouseCoopers LLP serves as the Fund’s independent registered public accounting firm. KPMG LLP (KPMG) served as the Predecessor Fund’s independent registered public accounting firm. KPMG’s report on the Predecessor Fund’s financial statements for the fiscal years ended March 31, 2008 and 2007, contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended March 31, 2008 and 2007, there were (i) no disagreements between the Predecessor Fund and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of KPMG would have caused it to make reference to the disagreements in its report on the financial statements for such years, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities and Exchange Act of 1934, as amended.